As filed with the Securities and Exchange Commission on September 15, 1998. Registration No. 333-________

                                   UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                             _______________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ________________________

                                  NORDSTROM, INC.
            (Exact Name of Registrant as Specified in Its Charter)

         Washington                                    91-0515058
(State or other jurisdiction             (I.R.S. Employer Indentification No.)
of incorporation or organization)
                                                      Karen E. Purpur
     1617 Sixth Avenue, Suite 500                    1321 Second Avenue
      Seattle, Washington  98101                       (206) 233-6248
(Address of Principal Executive Offices,         Seattle, Washington  98101
      including zip code)                       (Name, address and telephone
                                                   number, including area
                                                   code of agent for service)

                      Nordstrom, Inc. 1997 Stock Option Plan
                      Nordstrom, Inc. Pacesetters Stock Plan
                              (Full Title of Plans)

                                     Copy to:
                                Gregory L. Anderson
                         Lane Powell Spears Lubersky LLP
                          1420 Fifth Avenue, Suite 4100
                          Seattle, Washington 98101-2338

                         CALCULATION OF REGISTRATION FEE
                                       Proposed Maximum    Proposed Maximum
Title of Securities  Amount To Be      Offering Price Per  Aggregate Offering   Amount of
To Be Registered     Registered <fn1>  Share               Price <fn2>          Registration Fee
-------------------  ------------      ------------------  ------------------   ----------------
Common Stock,
no par value         10,000,000        $26.0000            $260,000,000         $76,700.00

Common Stock,
no par value            50,000         $26.0000            $  1,300,000         $   383.50

<fn1>  Together with an indeterminate number of additional shares of Common Stock which may be necessary to adjust the number of shares of Common Stock reserved for issuance pursuant to the Plans as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

<fn2>  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"). The price per share is estimated to be $26.00 based on the average of the high ($26.625) and low ($25.375) sales prices for the Common Stock on September 10, 1998 as reported on the Nasdaq National Market.

Page 1 of 13     Exhibit Index Appears on Page 7

                                          PART II

                                   INFORMATION REQUIRED IN
                                  THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this registration statement:

(a) The Registrant's Annual Report on Form 10-K for the year ended January 31, 1998;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above, including the Registrant's Quarterly Reports on Form 10-Q for the quarters ended April 30 and July 31, 1998, and the Registrant's Form 8-K as filed with the Commission on March 13, 1998; and

(c) The description of the Registrant's Common Stock contained in the Registration Statement on Form 10 filed under Section 12(g) of the Exchange Act (File No. 0-6074).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The legality of the Common Stock being registered is being passed upon by Lane Powell Spears Lubersky LLP. D. Wayne Gittinger, a director of the Registrant, is a partner of Lane Powell Spears Lubersky LLP. At September 1, 1998, members of that firm owned directly or indirectly an aggregate of approximately 10,600,000 shares of Common Stock of the Registrant.

Item 6.  Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Article XII of the Registrant's Bylaws provides for indemnification of the Registrant's directors, officers and others to the maximum extent permitted by Washington law.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transactions from which the director personally receives a benefit in money, property or services to which the director is not entitled. Article XII of the Registrant's Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.

Officers and directors of the Registrant are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit
Number           Description
-------          -----------
5.1              Opinion of Lane Powell Spears Lubersky LLP regarding the
                 legality of the Common Stock being registered

10.1             Nordstrom, Inc. 1997 Stock Option Plan

10.2             Nordstrom, Inc. Pacesetters Stock Plan

23.1             Consent of Deloitte & Touche LLP

23.2 Consent of Lane Powell Spears Lubersky LLP (included in opinion filed as Exhibit 5.1)

24.1             Power of Attorney (see signature page)

Item 9.  Undertakings.

A.  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  Provided, however, that paragraphs A.(1)(i) and A.(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES


Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 15th day of September, 1998.


NORDSTROM, INC.


/s/                 John A. Goesling
------------------------------------
By:                 John A. Goesling
        Vice President and Treasurer

POWER OF ATTORNEY


Each person whose individual signature appears below hereby authorizes John A. Goesling as attorney-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments, and any related Rule 462(b) registration statement and any amendment thereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on the 15th day of September, 1998.

SIGNATURE                        TITLE

/s/        John J. Whitacre      Chairman and Director (Principal Executive Officer)
---------------------------
           John J. Whitacre


/s/       John A. Goesling       Vice President and Treasurer (Principal Financial and
--------------------------       Accounting Officer)
          John A. Goesling


/s/     D. Wayne Gittinger       Director       /s/         John N. Nordstrom       Director
--------------------------                      -----------------------------
        D. Wayne Gittinger                                  John N. Nordstrom


/s/ Enrique Hernandez, Jr.       Director      /s/     Alfred E. Osborne, Jr.       Director
--------------------------                     ------------------------------
    Enrique Hernandez, Jr.                             Alfred E. Osborne, Jr.


/s/      Ann D. McLaughlin       Director     /s/      William D. Ruckelshaus       Director
--------------------------                    -------------------------------
         Ann D. McLaughlin                             William D. Ruckelshaus


/s/       John A. McMillan       Director     /s/ Elizabeth Crownhart Vaughan       Director
--------------------------                    -------------------------------
          John A. McMillan                        Elizabeth Crownhart Vaughan


/s/     Bruce A. Nordstrom       Director    /s/            Bruce G. Willison       Director
--------------------------                   --------------------------------
        Bruce A. Nordstrom                                  Bruce G. Willison

INDEX TO EXHIBITS

Exhibit                                                             Sequentially
Number                           Description                        Numbered Page
5.1    Opinion of Lane Powell Spears Lubersky LLP regarding the legality
       of the Common Stock being registered                                     8

10.1   Nordstrom, Inc. 1997 Stock Option Plan                                   9

10.2   Nordstrom, Inc. Pacesetters Stock Plan                                  11

23.1   Consent of Deloitte & Touche LLP                                        12

23.2   Consent of  Lane Powell Spears Lubersky LLP (included in opinion
       filed as Exhibit 5.1)                                                  N/A

24.1   Power of Attorney (see signature page)                                 N/A